UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2007

PANDA ETHANOL, INC.

(Exact name of registrant as specified in its charter)

000-50282
Commission File Number
Nevada		33-0986282
(State or other jurisdiction of incorporation)		(I.R.S. Employer Identification No.)

4100 Spring Valley, Suite 1002

Dallas, Texas 75244

(Address of principal

executive offices, including Zip Code)

972.361.1200

Registrant’s telephone number, including area code:

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 29, 2007, Panda Hereford Ethanol, L.P. (the “Borrower”), a wholly-owned indirect subsidiary of Panda Ethanol, Inc. (the “Company”), entered into a letter agreement (the “Waiver”) with Société Générale (the “Agent”). The Waiver provides a limited waiver of departures from certain certifications and requirements under that certain Financing Agreement, dated as of July 28, 2006, by and among the Borrower, the Agent and the lenders named therein (the “Financing Agreement”) and that certain Depositary and Disbursement Agreement, dated as of July 28, 2006, by and between Borrower and the Agent (the “Disbursement Agreement”).

Under the Financing Agreement, the obligation of the lenders to make loans on any funding date is conditioned upon the receipt by the Agent of a certificate of the lenders’ engineer certifying (i) that the progress of construction of the Hereford project is substantially in accordance with the construction and draw schedule and in conformity and compliance with the construction budget and the construction contracts, (ii) the Hereford project is reasonably expected to achieve substantial completion (as defined under the EPC Contract (as defined below)) by January 16, 2008, (iii) the Hereford project is reasonably expected to achieve final acceptance by June 13, 2008, and (iv) Borrower has sufficient funds necessary to achieve completion. While the Agent has received a certificate of the engineer including the certifications set forth in clauses (iii) and (iv) above with respect to the upcoming funding date at the end of May 2007, as a result of the delays in the construction of the Hereford facility, the engineer has not delivered the certifications in (i) and (ii) above.

In addition, prior to making any withdrawal from the construction accounts under the Disbursement Agreement, Borrower must deliver a construction draw request and the engineer’s certificate required by Section 3.5(g) of the Financing Agreement.

In May 2007, Lurgi, Inc. (“Lurgi”) notified the Company that it is behind in the construction schedule for the Hereford facility and intends to make a claim for relief under the force majeure provisions of the engineering, procurement and construction contract between Lurgi and the Company (the “EPC Contract”) due to inclement weather over the last few months and labor shortages. As a result, the Company expects that substantial completion of the Hereford facility will not occur in accordance with the construction and draw schedule contained in the Financing Agreement.

Pursuant to the Waiver, the Agent, with the consent of the majority of the lenders, granted a 30-day limited waiver of the departures from the requirements of the engineer’s certificate and related matters under the Financing Agreement and Disbursement Agreement.

In addition, under the terms of the Waiver, Borrower is required to deliver by June 25, 2007 a revised construction and draw schedule and construction budget, including a critical path analysis, and a revised substantial completion date, each in a form satisfactory to the Agent in consultation with the engineer. Prior to the next funding date and before any withdrawal from the construction accounts may be made by Borrower, a certificate of the engineer required by Section 3.5(g) of the Financing Agreement, including all required certifications, and a construction draw request, as required by the Disbursement Agreement, including all required certifications, must be delivered to the Agent. While the Company is currently in the process of revising the construction and draw schedule and construction budget, additional draws under the Financing Agreement are contingent upon the lenders’ agreement to the revised construction and draw schedule and construction budget.

The foregoing description of the Waiver is a summary only and is qualified in its entirety by the terms of the Waiver, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement, dated as of May 29, 2007, by and between Panda Hereford Ethanol, L.P. and Société Générale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 4, 2007

PANDA ETHANOL, INC.

By:	/s/ TODD W. CARTER
Todd W. Carter
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated as of May 29, 2007, by and between Panda Hereford Ethanol, L.P. and Société Générale

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